SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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AMERICAN ELECTRIC TECHNOLOGIES, INC.

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Dear Fellow Stockholder:

I am pleased to invite you to the Annual Meeting of American Electric Technologies, Inc. which will be held on November 7, 2007. This will be the first Annual Meeting since my appointment as Chairman and Chief Executive Officer in May 2007 following the merger between American Access Technologies, Inc. and M & I Electric Industries, Inc., which resulted in the formation of American Electric Technologies, Inc., and I hope to be able to meet you at the Annual Meeting.

I urge you to participate in the Annual Meeting, whether or not you plan to attend, by signing, dating and promptly mailing your enclosed proxy card. You may also vote by telephone or the Internet if instructions for doing so are provided with this proxy statement. Regardless of the size of your investment your vote is important, so please vote at your earliest convenience.

On behalf of the directors, officers and employees of American Electric Technologies, Inc., I thank you for your continued interest and support.

Sincerely,

Arthur G. Dauber

Chairman and Chief Executive Officer

October 3, 2007

AMERICAN ELECTRIC TECHNOLOGIES, INC.

6410 Long Drive

Houston, Texas 77087

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held November 7, 2007

To our Stockholders:

The 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of American Electric Technologies, Inc. (the “Company”) will be held at 1:00 p.m. on November 7, 2007 at 6410 Long Drive, Houston, Texas 77087 for the following purposes, as more fully described in the accompanying Proxy Statement:

(1)	To elect seven directors;

(2)	To amend Article XII of our By-laws to allow the Board of Directors, as well as the stockholders, to amend the By-laws;

(3)	To approve the issuance of up to 120,000 shares of common stock in connection with the Non-Employee Directors’ Deferred Compensation Plan;

(4)	To approve the 2007 Employee Stock Incentive Compensation Plan;

(5)	To approve the 2007 Employee Stock Purchase Plan;

(6)	To ratify the selection of the Company’s independent auditor for the fiscal year ending December 31, 2007; and

(7)	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on September 10, 2007 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. Stockholders who attend the Annual Meeting in person may revoke their proxy and vote their shares in person.

By Order of the Board of Directors

October 3, 2007	/s/ John H. Untereker
Secretary

Please vote immediately. Stockholders whose shares are held in a brokerage account will be able to vote by Internet or telephone if such voting information is provided on the enclosed proxy card. All other stockholders should sign, date and return the proxy card. No postage is required if mailed in the United States.

Voting now will avoid the expense of a further solicitation.

AMERICAN ELECTRIC TECHNOLOGIES, INC.

6410 Long Drive

Houston, Texas 77087

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 7, 2007

This Proxy Statement is furnished to the holders of common stock (the “common stock”) of American Electric Technologies, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of the Company of the enclosed proxy for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on November 7, 2007, or at any adjournment thereof. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters that will come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named as proxies will vote on them in accordance with their best judgment.

Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about October 5, 2007 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of common stock and will reimburse them for their reasonable expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum at the Annual Meeting otherwise might not be obtained.

Revocability and Voting of Proxy

A proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Any stockholder who gives a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. All proxies properly executed and returned will be voted in accordance with the instructions specified thereon. If no instructions are given, proxies will be voted FOR the election of the nominees of the Board of Directors and FOR Proposals No. 2, 3, 4, 5 and 6.

Record Date and Voting Rights

Only stockholders of record at the close of business on September 10, 2007 are entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. On September 10, 2007, there were 7,658,241 shares of common stock outstanding. Each such share of common stock is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the voting rights outstanding represented by shares of common stock present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting.

Proxies marked “withheld” as to any director nominee or “abstain” or “against” as to a particular proposal and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of proxies marked “withheld” as to any director nominee or “abstain” or “against” as to a particular proposal and broker non-votes on each Proposal is discussed under each respective Proposal.

Beneficial Ownership of Capital Stock

The following table sets forth certain information regarding the beneficial ownership of common stock as of September 5, 2007 by (i) each stockholder who is known by the Company to own beneficially more than five percent of the Company’s outstanding common stock, (ii) each current director and nominee for director of the Company, (iii) each of the Company’s executive officers named in the Summary Compensation Table set forth in this proxy statement, and (iv) all executive officers and directors of the Company as a group. The information as to each person or entity has been furnished by such person or group.

	Shares beneficially owned		Percent
Arthur G. Dauber	2,378,382		31.1%
James J. Steffek	895,661		11.7
J. Hoke Peacock II	426,674	(1)	5.6
Stuart Schube	324,184	(2)	4.2
Paul N. Katz	34,422		*
Peter Menikoff	-0-		—
Timothy C. Adams	27,540	(3)	*
Erik Wiisanen	159,743	(4)	2.1
Joseph F. McGuire	160,873	(5)	2.1
Howard W. Kelley	20,060	(6)	*
Lamar Nash	47,840	(7)	*
John E. Presley	-0-		—
All directors and officers as a group (14 persons)	5,369,389	(8)	67.5%

*	Indicates less than 1%
(1)	Includes 99,211 shares held in a pension plan with a bank trustee. Mr. Peacock has sole voting and investment power over these shares.
(2)	Includes 241,343 shares held by Pebblebrook Partners, LTD. Mr. Schube is the general partner of Pebblebrook Partners, LTD and may be deemed to have investment discretion and voting power over such shares.
(3)	Represents shares that may be acquired pursuant to exercise of outstanding stock options.
(4)	Includes 96,840 shares that may be acquired pursuant to exercise of outstanding stock options.
(5)	Includes 98,840 shares that may be acquired pursuant to exercise of outstanding stock options. Includes 59,733 shares which are pledged as security.
(6)	Includes 19,940 shares that may be acquired pursuant to exercise of outstanding stock options.
(7)	Includes 47,840 shares that may be acquired pursuant to exercise of outstanding stock options.
(8)	Includes 291,000 shares that may be acquired pursuant to exercise of outstanding stock options.

Address of Arthur G. Dauber and James J. Steffek is 6410 Long Drive, Houston, TX 77087. Address of J. Hoke Peacock II is 470 Orleans Street, Beaumont, TX 77704.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Seven (7) directors will be elected at the Annual Meeting to hold office until the 2008 annual meeting and until their successors are elected and have qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the seven nominees named below.

Each nominee has indicated that he is willing and able to serve as director if elected. If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Corporate Governance and Nominating Committee of the Board of Directors. The Corporate Governance and Nominating Committee has no reason to believe that any of the nominees will be unavailable to serve.

The names and certain information concerning the seven nominees for election as directors are set forth below.

Vote Required

The seven nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote, a quorum being present, shall be elected as directors. Only votes cast “FOR” a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Broker non-votes and proxies marked “withheld” as to one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Nominees of the Board of Directors

The following sets forth certain information about the nominees of the Board of Directors for election as directors at the Annual Meeting. Each of the nominees has been recommended for election by the Corporate Governance and Nominating Committee. All of the nominees are currently serving on the Board of Directors. Arthur G. Dauber, Paul N. Katz, Peter Menikoff, J. Hoke Peacock II, and Stuart Schube were originally appointed to the Board of Directors in May 2007 in connection with the closing of our merger agreement with M & I Electric Industries, Inc. (“M & I”) and were designated by M & I in accordance with such agreement.

Arthur G. Dauber, age 64, has been President and Chairman of the Board of M & I since October 1984 and President, CEO, Chairman and a director of the Company since May 2007. From 1966 through 1984, Mr. Dauber was employed by the General Electric Company where he held positions in general management, strategic planning and manufacturing. He also completed General Electric’s Manufacturing Management Program. Mr. Dauber holds a Bachelor of Science degree from the University of Michigan and an MBA from the University of Pennsylvania’s Wharton School. Mr. Dauber is the father of Charles M. Dauber.

Paul N. Katz, age 59, practices intellectual property law and has been with Baker Botts L.L.P. since August 2000. He has been a director of the Company since May 2007. He is a licensed professional engineer and master electrician in Texas. Mr. Katz holds Bachelor and Master degrees in electrical engineering from the University of Houston, and a Doctor of Jurisprudence from South Texas College of Law. Mr. Katz has 17 years of engineering experience in the oil and gas industry and has been practicing intellectual property law for over 17 years, specializing in patent protection of electronic, computer and power related technologies.

Peter Menikoff, age 66, is currently a private investor and most recently he was the Interim Chief Financial Officer of Vlasic Foods International Inc. from February 2000 to May 2001. He has been a director of the

Company since May 2007. Mr. Menikoff served as President and Chief Executive Officer of CONEMSCO, Inc., an oil and gas drilling/production supplies, services and equipment company, from April 1997 until June 1998. Mr. Menikoff served as Executive Vice President and Chief Administrative Officer of Tenneco Energy Corporation from April 1997 until June 1998. Prior to that, Mr. Menikoff served as a Senior Vice President of Tenneco, Inc., from June 1994 until April 1997. Mr. Menikoff served as Executive Vice President of Case Corporation, an agricultural and construction equipment company and a subsidiary of Tenneco, Inc., from November 1991 to June 1994. Mr. Menikoff served as Treasurer of Tenneco, Inc. from May 1989 to November 1991. Mr. Menikoff serves as a director for ACE Limited, a position he has held since 1986. ACE Limited is the holding company of the ACE Group of Companies, a global insurer and reinsurer, and is listed on the New York Stock Exchange and is subject to the reporting requirements of the Securities Exchange Act of 1934. Mr. Menikoff holds a Bachelor of Science in Engineering from Rensselaer Polytechnic Institute, a Master of Business Administration from Columbia University and a Doctor of Jurisprudence from the Bates College—Law of the University of Houston. Mr. Menikoff is a member of the State Bar of Texas.

J. Hoke Peacock II, age 66, has been a partner with the law firm of Orgain, Bell & Tucker, L.L.P. since 1971. He has been a director of the Company since May 2007 and has been a director of M & I since 1975. Mr. Peacock is a trial lawyer who is board certified by the Texas Board of Legal Specialization and his practice specializes in business litigation, including contract, real estate, intellectual property and oil and gas disputes. Mr. Peacock received his Bachelors degree from the University of Texas at Austin and a Doctor of Jurisprudence with Honors from the University of Texas School of Law. Mr. Peacock has been a director of M & I since 1978.

Stuart Schube, age 66, has been President of Acorn Ventures, Inc. since November 1986. He has been a director of the Company since May 2007. Acorn is a venture capital management and consulting firm. Acorn managed the Genesis Fund, Ltd. from 1986 to 1997. Since 1998, it has provided corporate planning and shareholder growth services to a limited number of clients. From 1974 to 1986, Mr. Schube held senior management positions with a number of venture capital firms, including three Small Business Investment Companies. He began his career as an Industrial Engineering Co-Op Trainee with the United States Navy Department (1958-1963). From 1964 to 1966 he was a member of the Marketing Department of the Humble Oil Company, the forerunner to Exxon Mobil USA. Mr. Schube holds a Bachelor of Industrial Engineering degree from Pratt Institute, Brooklyn, New York (1963) and a Master of Science in Industrial Administration from Purdue University, West Lafayette, Indiana (1964).

Howard W. Kelley, age 65, has served as a director of the Company since May 2005 and was Chairman from May 2006 to May 2007. Mr. Kelley is President of Jacksonville-based Sally Corporation, one of the oldest and largest designers and fabricators of animation robotics and dark rides used internationally in theme parks, museums, and attractions. Sally Corporation has affiliates in Australia, the United Kingdom, Spain, Japan, Korea, India, and the United Arab Emirates. Before joining Sally in 1985, Mr. Kelley spent over 25 years in broadcasting, including ten years in television management as a news director and later as Vice President and General Manager of Channel 12 WTLV, the NBC affiliate in Jacksonville, FL. Prior to this executive position he was a reporter, assignment editor, news producer and anchor, and has won a number of awards for broadcast journalism. Mr. Kelley is currently a member of the board of Environmental Tectonics Corporation (AMEX: ETC), a Philadelphia-based international engineering and manufacturer of aero-medical, safety training simulation, sterilizers and hyperbaric chambers. A Jacksonville native, Mr. Kelley received his undergraduate degree in broadcasting from the University of Florida. He is a PMD graduate of the Harvard Business School and the Japanese International School of Business Studies.

Lamar Nash, age 61, joined the board of directors in January 2003. He was a member of our advisory board from November 2001 to December 2002. Mr. Nash has been senior vice president of Florida First Capital Finance Corporation, a non-profit, certified development company that provides fixed rate, long-term real estate and equipment financing to small businesses through the Small Business Administration, since August 2007 and was chairman from January to December 2002. Mr. Nash served as Vice President of Business Development for the Southern Division of Barton Malow Company, a top 50 construction company with annual revenues exceeding $1.2 billion, from February 2004 to May 2007. From March 1996 to January 2004 Mr. Nash was Vice President and Corporate Marketing Officer for the Haskell Co., a top 100 design-build general contracting firm. His background includes some 30 years in senior management, marketing and sales in the commercial construction and real estate industries with major international companies including Haskell and Barton Malow Company. Nash is a former staff director of the Committee of 100 of the Jacksonville (Florida) Chamber of Commerce. He is a partner in Florida Residential Housing Group LLC and Florida Short Term Residential Properties LLC, developers of extended stay hotels. Nash is a former co-owner of a small business with annual sales exceeding $5 million. A graduate of the University of Florida with a B.S. degree, Nash is a member of Georgia Economic Developers Association and former president of Florida Economic Development Council.

Director Independence

The Board of Directors discussed and reviewed whether each director is independent within the Company’s corporate governance guidelines which are consistent with the director independence standards established by the NASDAQ Stock Market. In determining independence, the Board reviews and seeks to determine whether directors have any material relationship with the Company, direct or indirect, which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board reviews business, professional, charitable and familial relationships of the independent directors in determining independence. The Board determined that directors Paul N. Katz, Peter Menikoff, J. Hoke Peacock II, Lamar Nash and Howard W. Kelley are independent. In determining the independence of Mr. Peacock, the Board considered that M & I utilized Mr. Peacock’s law firm for matters which generated less than $20,000 in fees to such firm in 2006 and 2005 and are not expected to reach that level in 2007. Such arrangement does not reflect on Mr. Peacock’s independence under NASDAQ governance rules.

Information about the Nominating Process

The Company’s Board of Directors has a Corporate Governance and Nominating Committee that undertakes the activities of identifying, evaluating and recommending nominees to serve as Directors. The members of the Corporate Governance and Nominating Committee are J. Hoke Peacock, II (Chairman), Paul Menikoff, Howard W. Kelley and Lamar Nash. Our Board of Directors determined that Messrs. Peacock (Chairman), Menikoff, Kelley and Nash are considered independent as defined in the listing standards of the NASDAQ Stock Market.

Nomination of Director Candidates by Stockholders

The policy of the Corporate Governance and Nominating Committee is to consider nominations of candidates for membership on the Board of Directors that are submitted by stockholders. Any such recommendations should include nominee’s name and qualifications for Board membership and a consent signed by such candidate to serve as a director if elected should be directed to Mr. John H. Untereker, Corporate Secretary, American Electric Technologies, Inc., 6410 Long Drive, Houston, TX 77087. In addition, stockholders may nominate candidates for election as directors at the Annual Meeting by attending the meeting and offering the candidates into nomination at the time of the election of Directors at the meeting. For a stockholder’s nominee to be included in the Company’s Proxy Statement for such meeting the stockholder must give timely notice to the Company within the time period described below under “Stockholder Proposals.”

Director Qualifications

The Corporate Governance and Nominating Committee has not established any minimum qualifications for nomination as a Director of the Company but has identified the following qualities and skills necessary for its Directors to possess:

•	Integrity

•	Ability to objectively analyze complex business problems and develop creative solutions

•	Pertinent expertise, experience and achievement in education, career and community

•	Familiarity with issues affecting the Company’s business

•	Availability to fulfill time commitment

•	Ability to work well with other Directors

•	Commitment to enhancing stockholder value

Identifying and Evaluating Nominees for Directors

Candidates for director may come from a number of sources including, among others, recommendations from current directors, recommendations from management, third-party search organizations, and stockholders. Director candidates are evaluated to determine whether they have the qualities and skills set forth above. Such evaluation may be by personal interview, background investigation and other appropriate means.

Director Attendance at the Annual Meeting

It is the Company’s policy to require all of its Directors to attend the Annual Meeting of Stockholders. All of the Company’s directors then in office attended the 2006 Annual Meeting except John Presley.

Stockholder Communications with the Board

Stockholders may communicate with the Board in writing by addressing mail to “Board of Directors” c/o John H. Untereker, Corporate Secretary, American Electric Technologies, Inc., 6410 Long Drive, Houston, TX 77087. Any such communication will be distributed to each of the Company’s Directors. A communication addressed to any individual Director at the same address will be distributed only to that Director.

Board Committees

The Board of Directors of the Company has a standing Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee.

Audit Committee

The Board adopted its current Audit Committee Charter on August 9, 2007. The principal functions of the Audit Committee are to review and monitor the Company’s financial reporting and the internal and external audits. The committee’s functions include, among other things: (i) to select and replace the Company’s independent auditors; (ii) to review and approve in advance the scope and the fees of our annual audit and the scope and fees of non-audit services of the independent auditors; (iii) to receive and consider a report from the independent auditors concerning their conduct of the audit, including any comments or recommendations they might want to make in that connection, and (iv) to review compliance with and the adequacy of our major accounting and financial reporting policies and controls. The Audit Committee met four times during the fiscal year ended December 31, 2006. It currently consists of Messrs. Menikoff (Chairman), Kelley and Nash. The Board has determined that Messrs. Menikoff, Kelley and Nash are “independent” as defined in the listing standards of the NASDAQ Stock Market and that Mr. Menikoff qualifies as an “audit committee financial expert” as defined in the regulations of the Securities and Exchange Commission. A copy of the Audit Committee charter is available at http://www.aeti.com.

Corporate Governance and Nominating Committee

Messrs. Peacock (Chairman), Menikoff, Kelley and Nash constitute the Corporate Governance and Nominating Committee. The Board has determined that the members of the committee are “independent” as defined in the listing standards of the NASDAQ Stock Market. The primary functions of the Corporate Governance and Nominating Committee are to identify, evaluate and recommend nominees to serve as Directors and review corporate governance principles and practices and respond to regulatory initiatives and requirements. The Corporate Governance and Nominating Committee met twice in the fiscal year ended December 31, 2006. A copy of the Corporate Governance and Nominating Committee charter is available at http://www.aeti.com.

Compensation Committee

The Board of Directors established the Compensation Committee as a standing committee on May 22, 2007 consisting of Messrs. Kelley (Chairman), Peacock, Nash and Menikoff. The primary functions of the Compensation Committee are to review and approve the compensation of the Chief Executive Officer and the other executive officers of the Company, to recommend the compensation of the directors, to review and approve the terms of any employment contracts with executive officers and to produce an annual report for inclusion in the Company’s proxy statement. The Compensation Committee also administers and interprets the Company’s equity compensation and employee benefit plans and grants all awards under the employees stock incentive plan. A copy of the Compensation Committee charter is available at http://www.aeti.com.

Code of Ethics

The Company has adopted a code of business conduct and ethics for its directors, officers and employees. A copy of the code of business conduct and ethics is available at http://www.aeti.com.

Executive and Director Compensation Processes and Procedures

The Compensation Committee reviews, on an annual basis, all aspects of executive compensation. In addition, the compensation of the Chief Executive Officer and the other executive officers must be recommended to the Board by the Compensation Committee. The Compensation Committee is in the process of implementing an annual performance review program for our executives, under which annual performance goals will be determined and set forth in writing at the beginning of each calendar year for each executive. In determining executive compensation, the Compensation Committee does consider the recommendations of the Chief Executive Officer concerning the compensation of the executive officers reporting to the Chief Executive Officer but the ultimate determination of compensation is made by the Compensation Committee. In accordance with the NASDAQ listing requirements, the Chief Executive Officer may not be present when his compensation is approved. The Compensation Committee does not currently utilize compensation consultants in determining or recommending the amount or form of executive and director compensation.

Non-management director compensation is set by our Board of Directors solely at the recommendation of the Compensation Committee.

Attendance at Meetings

During the fiscal year ended December 31, 2006, the Board of Directors held four meetings. No member of the Board of Directors attended fewer than 75% of the meetings of the Board except John Presley who attended two meetings.

Director Compensation

On January 15, 2007, the board approved a director fee of $7,800 to be paid to the directors elected at the 2006 annual meeting of stockholders. Non-employee directors were also paid $500 for each board and committee meeting attended in person and $250 for attendance at a meeting by telephone.

On August 9, 2007 the Company’s Compensation Committee recommended and the Board of Directors adopted a new compensation policy for the Company’s non-employee directors including deferred compensation options as follows:

Eligibility. Directors who are not employees of the Company or any of its subsidiaries and who do not have a compensatory agreement providing for service as a director of the Company or any of its subsidiaries.

Retainer Schedule

Annual Retainer for each Director, paid quarterly in advance	$25,000
Additional annual retainer for Chair of the Compensation Committee and Nominating and Governance Committee	$2,500
Additional annual retainer for Chair of the Audit Committee	$3,500

Expenses. Company pays directors’ reasonable travel, lodging, meals and other expenses connected with their Board service.

Phase in. For 2007, retainer fees shall be effective as of May 22, 2007. Payments due upon adoption of the plan for service from May 22, 2007 to quarter in which the plan is adopted shall be pro-rated and paid upon adoption of the compensation policy. Fees for directors eligible after adoption shall be pro rated from the date of eligibility.

Deferral Options. Eligible directors may elect to defer 50% to 100% of their retainer fees. Each deferral election must be made prior to the year such retainer payment is due and will last for the entire year. Deferral elections may be terminated for the next year. Deferred amounts may be used to acquire our common stock at fair market value on the date each retainer payment would be otherwise paid to an eligible director, to acquire stock units equivalent to the fair market value of our common stock on the date each retainer payment would be otherwise paid or may be paid in cash following termination of service as a director with interest accruing at the prime rate (8.25% as of September 5, 2007) on such deferred fees. Proposal No. 3 in this Proxy Statement seeks the approval of the issuance of up to 120,000 shares of common stock under the Non-Employee Directors’ Deferred Compensation Plan.

Directors who are employees and non-employee directors who are not eligible for the foregoing non-employee director compensation receive no separate compensation for director service.

Director Stuart Schube is President of Acorn Ventures, Inc. Acorn has been engaged by M & I since November 2003 to provide Mr. Schube’s services in the areas of corporate and strategic planning, including the services of Mr. Schube as a director of M & I. Acorn is paid $125 per hour for Mr. Schube’s services with a minimum of $1,500 per month and was granted an option to acquire 6,250 shares of M & I stock for $39.52 per share. Acorn is entitled to receive a change of control fee and an acquisition fee under certain circumstances and was entitled to receive $160,000 for services in connection with the business combination between M & I and American Access. The agreement is for a one year period from November 23, 2006 and automatically renews for successive one year periods unless either M & I or Acorn notifies the other party of a desire not to renew the agreement no less than 90 days prior to each annual renewal date. The current annual renewal date in November 26, 2008. If M & I terminates the agreement without cause it continue to pay Acorn a minimum retainer of $1,300 per month for 90 days from the termination date. Mr. Schube’s spouse participates in M & I’s group medical insurance plan but reimburses M & I ‘s cost of such coverage.

Director Arthur G. Dauber is an “at will” employee of the Company’s subsidiary, M & I Electric Industries, Inc., with a current annual base salary of $225,000 and an annual automobile allowance of $10,200. He is eligible to receive employee benefits generally available to all employees of the Company and to receive bonus payments if granted by the Compensation Committee.

DIRECTOR COMPENSATION TABLE FOR 2006

The following table provides information regarding compensation earned by, awarded or paid to each person for serving as a non-employee director during the year ended December 31, 2006.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Non-equity Incentive Plan Compensation	All Other Compensation(1)	Total
Howard W. Kelley	$2,000	—	—	—	$2,000
Lamar Nash	$1,750	—	—	—	$1,750
Kenneth M. Cornell	$2,000	—	—	—	$2,000
Clark Schaffer	$1,750	—	—	—	$1,750

(1)	The 3,840 options awarded to each of the directors elected at the 2006 annual meeting of stockholders have a grant date of January 1, 2007, which is the first Monday following the date of the annual meeting. As of December 31, 2006 the outside directors held stock options to purchase shares of common stock as follows: Howard W. Kelley—16,100, Lamar Nash—49,000, Kenneth M. Cornell—30,000 and Clark Schaffer—10,000.

On July 23, 2004, our stockholders approved the 2004 Director Stock Option Plan. The plan provides for the automatic grant of options to acquire 10,000 shares of our common stock to each of our directors (including directors who are employees) on the first Monday following each annual meeting of stockholders. Each chairman of a committee of the Board of Directors is also entitled to an additional 2,000 stock options and each member of a committee is entitled to an additional 1,000 stock options. All options granted under the Director Plan are required to be issued at 100% of the fair market value on the Company’s common stock on the date of grant unless the Compensation Committee requires a higher price at the time of grant or such higher price is required under another provision of the Director Plan. Directors appointed other than at an annual meeting of stockholders are entitled to receive a pro-rata grant of options based on the date of appointment.

The board reduced the number of options that would be granted to each director on January 1, 2007, following our December 28, 2006 annual meeting of stockholders to 3,840 director stock options and indicated that no further options would be issued under this plan.

In December 2006, the board modified the early termination provisions of outstanding stock options issued under the director stock option plan for those stock options with exercise prices equal or greater to the fair market value of our stock on the date of the modification. As originally issued, the options could only be exercised for three months after a holder ceased to be a director except for reasons of death or disability. The modification allows the options to be exercised until the original option termination date if the holder’s termination as a director is in connection with, related to, effective as of, subject to, or occurs after a merger, reorganization, business combination, tender offer or similar transaction, or series of related transactions, which results in 50% or more of the voting securities of company being issued or transferred in connection with such a transaction, in which case the option may not be exercised later than the expiration date of the option. We calculated the compensation cost due to the modification of the stock options in accordance with FASB 123R by comparing the fair value of the modified options immediately before the modification and immediately after the modification and determined that the modification did not affect the fair value of the options. Accordingly, no compensation cost was incurred in connection with the modification.

Certain Relationships and Related Transactions

All related party transactions are required to be reviewed and approved by an independent body of the Board of Directors composed solely of independent directors as defined in NASDAQ Rule 4350(d)(2)(A).

EXECUTIVE OFFICERS

Our executive officers are:

Name	Position
Arthur G. Dauber	Chairman, President and CEO

Neal T. Hare	Senior Vice President of Operations

James J. Steffek	Senior Vice President of Sales and Business Development

Charles M. Dauber	Senior Vice President of Marketing

John H. Untereker	Senior Vice President, CFO and Secretary

Joseph F. McGuire	Vice President and Treasurer

Timothy C. Adams	Senior Vice President—American Access division

Erik Wiisanen	Vice President—Sales and Marketing, Omega Metals Division

Information about Arthur G. Dauber is contained in “Nominees of the Board of Directors” above.

Neal T. Hare, age 61, is the Senior Vice President—Technical Products of M & I and has been with M & I since January 1992. He became Senior Vice President of Operations of the Company in May 2007. Mr. Hare’s service in the energy industry spans 38 years with 10 years as Vice President of Operations—Ross Hill Controls (DC Oilfield Drives) and Vice President of Operations—Powell Electrical Manufacturing (Switchgear and Controls). Mr. Hare has a Bachelor of Science degree in Electrical Engineering from Cal State—Long Beach.

James J. Steffek, age 57, has been employed at M & I since September 1973. He became Senior Vice President of Sales and Business Development of the Company in May 2007. From 1973 through 1979 he worked in project management, engineering and sales. Since 1980 he has been Senior Vice President responsible for sales, marketing and operations including remote operations in Singapore and Mississippi. He is also responsible for international business development including Asia, South America and the Middle East. Prior to joining M & I, he worked for Continental Controls Corp. as a project engineer. Mr. Steffek holds a Bachelor of Science degree from the University of Houston.

Charles M. Dauber, age 39 was hired by M & I on February 1, 2007 and became Senior Vice President of Marketing of the Company in May 2007. From September 2006 until January, 2007 he was a self-employed consultant providing start-up strategy and marketing advisory services. From March, 2005 until September, 2006, Mr. Dauber was President and CEO of Nevis Networks, a venture-backed network security start-up company in Silicon Valley. From February, 2001 until March, 2005 he held various positions including Vice President of Marketing and Business Development for Blue Coat Systems (NASDAQ: BCSI), a leading network security equipment provider. Mr. Dauber was founder and CEO of a broadband service provider and has held management positions at Copper Mountain Networks and Teradyne, Inc. He holds a BBA degree from the University of Texas with emphasis in Electrical Engineering and Marketing. Mr. Dauber is the son of Arthur G. Dauber, Chairman, CEO and President of the Company.

John H. Untereker, age 57, has been Vice President and Chief Financial Officer of M & I since May 2005 and has been Senior Vice President, CFO and Secretary of the Company since May 2007. From June 2004 until May 2005, Mr. Untereker was a self-employed consultant. From 2002 until May 2004, Mr. Untereker was Chief Financial Officer for Omnicare Inc.’s Southwest Region in Houston, Texas. From 1998 until 2001, he served as an executive officer and director of Omni Energy Services Corp in Lafayette, Louisiana. For the previous

17 years, he has held senior management positions at Petroleum Helicopters, Inc., Lend Lease Trucks Inc. and NL Industries. Mr. Untereker was an Audit Manager with Coopers and Lybrand from 1974 until 1981 in New York and is a certified public accountant. He is a graduate of Williams College and holds an MBA from Iona College.

Joseph F. McGuire, age 49, was Chief Financial Officer and a director from June 2000 until the acquisition of M & I in May 2007 when he became Vice President and Treasurer of the Company. He has extensive experience in numerous Wall Street investment vehicles and has been a chief financial officer in that environment since 1989. From 1998 until June 2000, he was chief financial officer for Hirst Investment Management, Inc.; from 1997 to 1998, chief financial officer for MHR Fund Management; from 1995 to 1997, chief financial officer for the Common Fund; from 1994 to 1995, chief financial officer for Link Strategic Investors; and from 1989 to 1995, chief financial officer for John Henry & Co., Inc. Prior to 1989, he held management positions with Dean Witter Reynolds, Paine Webber, Inc., and Price Waterhouse. He is a 1980 graduate of the University of Notre Dame.

Timothy C. Adams, age 56, served as President and Chief Operating Officer of the Company from September 2006 until the acquisition of M & I in May 2007 when he became Senior Vice President—American Access division. He joined American Access as Vice President—Sales and Marketing effective January 1, 2005. He was responsible for directing sales and marketing for both the patented zone cabling/wireless division and the contract manufacturing division of American Access. He brings over thirty years of experience in sales, marketing, engineering and manufacturing to American Access. From 1991 to 2004 he was with Metcam, Inc., where he was director of sales. Prior to Metcam, he spent over three years at Belcan Corporation and over three years at Canron Industries, Inc. Prior to that, he was involved in product development and in manufacturing. He earned an M.B.A. from Xavier University and received his Bachelor of Science degree in industrial engineering from Purdue University.

Erik Wiisanen, age 62, was the Company’s Interim President and Chief Executive Officer from May 2006, to September 2006. He has been Vice President—Sales and Marketing of the Omega Metals division since 1981. He was a director of the Company from December 1999 until the acquisition of M & I in May 2007. He graduated from Cornell University in 1965. He worked in banking as a vice president of Barnett Bank until 1970 and was a representative for shipping interests until helping found American Access’ wholly-owned subsidiary, Omega Metals, in 1981. He was co-founder, president and chairman of the board of directors of a private kindergarten.

EXECUTIVE COMPENSATION

The following table presents compensation information for the year ended December 31, 2006 for the persons who served as our principal executive officer and each of our two other most highly compensated executive officers whose aggregate salary and bonus was more than $100,000 in such year (the “named executive officers”). No bonus payments were made for 2006 No expense was recognized for financial reporting purposes for stock option awards in 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Options Awards	All Other Compensation(1)	Total
Timothy C. Adams, President/COO	2006	$115,601	—	—	—	$115,601
Erik Wiisanen, Vice President Omega Metals	2006	$125,000	—	—	$15,000	$140,000
Joseph F. McGuire, Chief Financial Officer	2006	$127,500	—	—	$40,000	$167,500
John E. Presley, President (until May 5, 2006)	2006	$79,422	—	—	$15,000	$94,422

(1)	The amounts in this column represent payments made in 2006 for unused vacation days for periods prior to January 1, 2006.

During 2006, options to acquire 80,000 shares held by Mr. Presley were terminated prior to the original expiration date due to his termination of employment.

Employment contracts with named executive officers

On September 1, 2006 we entered into a two-year employment agreement with Timothy C. Adams, President and Chief Operating Officer. The agreement provides a minimum base salary of $150,000 per year, participation in our other employee benefit plans and participation in any management performance bonus plan, which may be established. If Mr. Adams’ employment is terminated without cause or due to his disability or death, or Mr. Adams terminates his employment with us due to a change in his status or position or diminution of his duties, or a reduction in his salary (other than in connection with a company-wide salary reduction applicable to similarly-situated executives), failure to increase his salary consistent with his performance review within 12 months since his previous salary increase (except if there are no salary increases for management personnel on a company-wide basis), our failure to agree to renew his employment agreement at least two months prior to the end of the then current term, Mr. Adams is entitled to a severance benefit equal to his base salary, the cost of continuation coverage under our health insurance plan and the cost of our contribution to benefit plans for a six month period following the date of termination. In the event Mr. Adams terminates his employment after there is a change of control of the Company, including a sale of substantially all its assets, a merger or similar reorganization or a liquidation or dissolution, he will also be entitled to the foregoing severance benefit if there is any increase in his duties inconsistent with his position, any reduction in his salary, a failure to increase his salary consistent with his performance review within 12 months since his previous salary increase or his most recent performance review, failure to continue any benefit plan, bonus plan stock option plan or deferred compensation plan unless a new plan is provided with equal or greater value, failure to agree to renew his employment agreement at least six months prior to the end of the then current term or failure or a successor of the company to affirm his employment agreement and the obligation therein.

On November 27, 2006 we entered into a two-year employment agreement with Erik Wiisanen, Vice President Sales and Marketing of Omega Metals our formed metal division. Mr. Wiisanen had been employed in such position without a written agreement. The agreement provides a minimum base salary of $125,000 per year, participation in our other employee benefit plans and participation in any management performance bonus plan, which may be established. If Mr. Wiisanen’s employment is terminated without cause or due to his disability or death, or Mr. Wiisanen terminates his employment with us due to a change in his status or position or diminution of his duties, or a reduction in his salary (other than in connection with a company-wide salary reduction applicable to similarly-situated executives), failure to increase his salary consistent with his performance review within 12 months since his previous salary increase (except if there are no salary increases for management personnel on a company-wide basis), our failure to agree to renew his employment agreement at least two months prior to the end of the then current term, Mr. Wiisanen is entitled to a severance benefit equal to his base salary, the cost of continuation coverage under our health insurance plan and the cost of our contribution to benefit plans for a three month period following the date of termination. In the event Mr. Wiisanen terminates his employment after there is a change of control of the Company, including a sale of substantially all its assets, a merger or similar reorganization or a liquidation or dissolution, he will also be entitled to the foregoing severance benefit if there is any increase in his duties inconsistent with his position, any reduction in his salary, a failure to increase his salary consistent with his performance review within 12 months since his previous salary increase or his most recent performance review, failure to continue any benefit plan, bonus plan stock option plan or deferred compensation plan unless a new plan is provided with equal or greater value, failure to agree to renew his employment agreement at least six months prior to the end of the then current term or failure or a successor of the company to affirm his employment agreement and the obligation therein.

Joseph F. McGuire is an “at will” employee with a current base annual salary of $127,500. He is eligible to receive employee benefits generally available to all employees of the Company and to receive bonus payments if granted by the Compensation Committee.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

The following table presents the outstanding equity awards held as of December 31, 2006 by each named executive officer. All such awards were stock options. All information in this proxy statement concerning stock options and equity compensation plans reflects the 1:5 reverse stock split of our common stock effective May 15, 2007.

	Number of Securities Underlying Unexercised Options
Name	Exercisable		Unexercisable	Option Exercise Price	Option Expiration Date
Timothy C. Adams	8,700	(1)	—	$9.80	08/24/10
	15,000	(2)	—	$10.55	01/21/10

Erik Wiisanen	20,000	(3)		$9.80	08/24/10
	11,000	(4)	—	$9.80	08/01/10
	20,000	(5)	—	$7.65	07/26/09
	16,000	(6)	—	$7.65	07/26/09
	20,000	(7)	—	$5.65	12/22/08
	6,000	(8)	—	$5.65	12/22/08
	20,000	(9)	—	$3.90	07/01/07	*
	11,000	(10)	—	$3.90	07/01/07	*
	60,000	(11)	—	$5.00	05/02/07	**

Joseph F. McGuire	20,000	(12)		$9.80	08/24/10
	11,000	(13)	—	$9.80	08/01/10
	20,000	(14)	—	$7.65	07/26/09
	18,000	(15)	—	$7.65	07/26/09
	20,000	(16)	—	$5.65	12/22/08
	6,000	(17)	—	$5.65	12/22/08
	20,000	(18)	—	$3.90	07/01/07	*
	12,000	(19)	—	$3.90	07/01/07	*
	10,000	(20)	—	$5.00	05/02/07	**

John E. Presley	11,000	(21)	—	$9.80	08/01/10	**
	18,000	(22)	—	$7.65	07/26/09	**
	6,000	(23)	—	$5.65	12/22/08	**
	12,000	(24)	—	$3.90	07/01/07	**
	60,000	(25)	—	$5.00	05/02/07	**

The vesting dates of the foregoing options are as follows: (1) August 24, 2005 (2) January 21, 2005 (3) August 24, 2005 (4) August 1, 2005 (5) July 26, 2004 (6) July 26, 2004 (7) December 22, 2003 (8) December 22, 2003 (9) July 1, 2002 (10) July 1, 2002 (11) May 2, 2002 (12) August 24, 2005 (13) August 1, 2005 (14) July 26, 2004 (15) July 26, 2004 (16) December 22, 2003 (17) December 22, 2003 (18) July 1, 2002 (19) July 1, 2002 (20) May 2, 2002 (21) August 1, 2005 (22) July 26, 2004 (23) December 22, 2003 (24) July 1, 2002 (25) May 2, 2002.

*	These options were exercised after December 31, 2006.
**	These options expired after December 31, 2006.

EQUITY COMPENSATION PLAN INFORMATION

The Company makes grants of options to purchase common stock of the Company individually and pursuant to its stock option plans. The Company has also used common stock and options to purchase common stock to pay employees, consultants and advisors for services and to pay broker/dealers in connection with securities offerings. The following table summarizes information about outstanding equity compensation plans as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options(a)		Weighted- average exercise price of outstanding options(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders	760,800	(1)	$7.35	64,960	(2)
Equity compensation plans not approved by security holders(3)	1,340		$11.50	—
Total	762,140		$7.35	64,960

(1)	Consists of options to purchase common stock pursuant to the 2004 Employee Incentive Equity Plan, 2004 Directors Stock Option Plan and other stockholder-approved arrangements.
(2)	Includes up to 38,060 shares available for future issuance under the 2004 Employee Incentive Equity Plan for services by eligible employees, independent contractors and consultants.
(3)	Consists of warrants to purchase common stock issued to registered broker dealers for brokerage services.

Reference is hereby made to Note 8 to the consolidated financial statements included in the Company’s annual report for the year ended December 31, 2006 for further information.

PROPOSAL NO. 2.

TO AMEND ARTICLE XII OF THE BY-LAWS

The Board of Directors has proposed an amendment to Article XII of the By-laws of American Access which governs the manner in which the By-laws may be amended. Currently, Article XII provides that the By-laws may be amended or repealed by the affirmative vote of the holders of a majority of the shares of our stock entitled to vote at a stockholders meeting. The proposed amendment, if approved by the stockholders at the Special Meeting, will allow the Board of Directors, in addition to the stockholders, to amend or repeal our By-laws. The Board of Directors believes that the proposed amendment will provide the board with greater flexibility in governing its internal affairs.

Our By-laws provide rules and procedures for governing the Company, such as calling and noticing meetings of stockholders, quorum and voting requirements, voting and inspection procedures, number and term of directors, nomination procedures for election of persons to the Board of Directors, filling of vacancies on the board and the appointment of officers and officers’ duties. From time to time, it may be desirable, or even necessary, to add to or change By-law provisions to reflect changes in the corporation’s practices or to reflect changes in applicable law or the governance requirements of the NASDAQ Stock Market or such other stock exchange on which our shares may be listed. The Board of Directors believes that its ability to amend the By-laws without the necessity of waiting for the next annual meeting of stockholders or the delay and expense in calling a special meeting of stockholders will enhance the board’s ability to manage the Company and more effectively deal with changed circumstances or requirements with which it may be presented.

Under the Florida Business Corporation Act (the “Act”), a board of directors may amend or repeal a corporation’s By-laws unless the corporation’s articles of incorporation or the Act reserves the power to amend the By-laws generally, or a particular By-law provision exclusively, to the stockholders; or the stockholders, in amending or repealing the By-laws generally, or a particular bylaw provision, provide expressly that the Board of Directors may not amend or repeal the By-laws or that By-law provision. The Act also provides that a corporation’s stockholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended or repealed by its board of directors.

Article XII of our By-laws currently reads as follows:

These by-laws may be amended or repealed by the vote of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast thereon, at any regular or special meeting of the stockholders, duly convened after notice of the stockholders of that purpose.

If the stockholders approve the amendment proposed by the board of directors, Article XII will read as follows:

These by-laws may be repealed or amended, and new by-laws may be adopted by either the board of directors or the stockholders, but the board of directors may not amend or repeal any by-law adopted by the stockholders if the stockholders specifically provide that such by-law is not subject to amendment or repeal by the directors.

Vote Required

The affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting is required to approve the amendment of Article XII of the By-laws. Abstentions and broker non-votes will have the effect of a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT OF ARTICLE XII OF THE BY-LAWS.

PROPOSAL NO. 3

TO APPROVE THE ISSUANCE OF UP TO 120,000 SHARES OF COMMON STOCK

UNDER THE NON-EMPLOYEE DIRECTORS DEFERRED COMPENSATION PLAN

The Board of Directors, following the recommendation of the Compensation Committee, adopted the Non-Employee Directors’ Deferred Compensation Plan (the “Plan”). The following description is a brief summary of the Plan.

Description of the Non-Employee Directors’ Deferred Compensation Plan

The Plan provides a means whereby retainer fees payable by the Company to its eligible non-employee directors may be may be voluntarily deferred until separation from service as a director. Such fees may also be used to acquire our common stock at fair market value with delivery of shares deferred until separation from service as a director. The Plan is intended to motivate such Non-Employee Directors to continue to make contributions to the growth and profits of the Company, to facilitate their ownership of shares of common stock, and to align their interest in the long-term success of the Company with that of the other stockholders. The Plan provides that up to 120,000 shares of our common stock will be available for issuance to eligible directors under the Plan. The Board of Directors is requesting the stockholders to approve the issuance of up to 120,000 shares of common stock in connection with the Non-Employee Directors’ Deferred Compensation Plan. In the event of certain changes in the Company’s common stock such as recapitalization, reclassification, stock split, combination or exchange of shares, stock dividends or the like, appropriate adjustment will be made in the number and kind of shares available for issuance under the Plan.

The Plan provides three alternatives for eligible directors to defer 50% to 100% of their retainer fees. Each deferral election must be made prior to the year such retainer payment is due and will last for the entire year. Deferral elections may be terminated for the next year.

Under alternative 1, Participants may utilize a portion of their retainer fees to purchase our common stock at fair market value at the time each payment of their retainer fees would be payable, delivery of which will be deferred until separation from service as a director.

Under alternative 2, participants may defer a portion of their retainer fees into a deferred stock account. Each participating director will receive a credit of shares of the Company’s common stock in an amount equal to the amount deferred divided by the fair market value of one share as of the crediting date. These accounts will also be credited on each dividend payment date in an amount equal to the dividend paid on a share of common stock multiplied by the number of shares credited to each account. Shares credited to their accounts in the form of shares of common stock (plus cash in lieu of fractional shares) will be delivered to the participant following termination of service as a director. Shares to be issued under the deferred stock account will be delivered to the participant following termination of service as a director. This plan is an unfunded, book-entry, “phantom stock unit” plan as to which no trust or other vehicle has been established to hold any shares of common stock.

Under alternative 3, participants may defer receipt of all or a portion of their retainer fees until termination of service as a director. If this alternative is chosen, the Company will also credit the participant’s account with the cash portion of the retainer fees which the director elected to defer plus interest on such deferred amounts at the prime interest rate (8.25% as of September 5, 2007). Amounts due to participants are unfunded and no trust or other account will be established to hold amounts deferred under the Plan.

If the stockholders do not approve the issuance of common stock under the Plan, all amounts deferred under the Plan will be paid in cash under alternative 3 described above.

Securities Law Compliance

In the event that the shares to be acquired pursuant to the Plan are not covered by a then current registration statement under the Securities Act of 1933 (the “Securities Act”), and is not otherwise exempt, such shares will be restricted against transfer to the extent required by the Securities Act and the Committee may require any participant to represent in writing an intention to invest, rather than distribute, the shares.

Vote Required

The affirmative vote of a majority of the shares of common stock present at the Annual Meeting and voting on the proposal is required to ratify such proposal. Abstentions and broker non-votes have no effect on the vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ISSUANCE OF UP TO 120,000 SHARES OF COMMON STOCK IN CONNECTION WITH THE NON-EMPLOYEE DIRECTORS’ DEFERRED COMPENSATION PLAN.

PROPOSAL NO. 4

TO APPROVE THE 2007 EMPLOYEE STOCK INCENTIVE PLAN

The Board of Directors adopted the 2007 EMPLOYEE STOCK INCENTIVE PLAN (the “Plan”), subject to stockholder approval at the Annual Meeting. The Board of Directors believes that the Plan will prove to be an important long-term incentive that is critical to enable the Company to attract, retain, motivate, reward and remunerate qualified personnel and will encourage participants to exert maximum efforts towards the Company’s success, focus on the long-term growth of stockholder value as well as promote a closer identity of interest between participants and stockholders of the Company. By thus encouraging participants and promoting their continued association with the Company, the Plan is expected to benefit the Company and its stockholders. The following description is a brief summary of the Plan.

Description of the 2007 Employee Stock Incentive Plan

The following is a description of the material features of the 2007 Employee Stock Incentive Plan.

Eligibility

Awards under the Plan may be granted to employees (including employees who may be directors and officers), independent contractors and consultants of the Company and its subsidiaries. Approximately 75% of our employees are eligible to participate in the Plan.

Shares Subject to the Plan

The Plan authorizes the issuance of up to 300,000 shares of the Company’s common stock. In the event of certain changes in the Company’s common stock such as recapitalization, reclassification, stock split, combination or exchange of shares, stock dividends or the like, appropriate adjustment will be made in the number and kind of shares available for issuance under the Plan and the purchase price, if any, per share. In any fiscal year the maximum number of shares covered by an award that may be granted under the Plan to an individual is 15,000, subject to adjustments to reflect stock splits and dividends. The Board anticipates that this authorization will cover stock incentive awards for the two years following the Annual Meeting. The closing sale price of a share of our common stock on the NASDAQ Stock Market on September 5, 2007 was $6.13.

Administration

The Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company. The Committee has the full and exclusive power to construe, interpret and administer the Plan, including, but not limited to, the authority to designate which eligible participants are to be granted awards and to determine the type of award and the number of shares to be subject thereto and the terms and conditions thereof, consistent with the terms of the Plan. The Committee is also authorized to adopt, amend and revoke rules relating to the administration of the Plan.

Awards Under the Plan

The Plan provides that the Committee may grant or issue stock options, stock appreciation rights, restricted stock, restricted units, performance shares, performance units and stock-based awards pursuant to a written agreement and may contain such terms as the Committee determines. Subject to the provisions of the Plan, the Committee has the sole and complete authority to determine the eligible employees, consultants and advisors for each award. All awards shall be subject to such terms, conditions and restrictions determined by the Compensation Committee and included in the award agreement. Such terms, conditions and restrictions may include provisions related to vesting of awards, and the effect of a participant’s termination of employment and change of control of the Company on outstanding awards under the Plan.

Stock Options

Stock Options provide for the right to purchase shares of Company common stock at a specified price as determined by the Committee, provided that the exercise price per share of n stock option may not be less than 100% of the fair market value of a share as of the date the option is granted. Stock options granted under the Plan may be incentive stock options (“ISOs”) that are designed to comply with the provisions of Section 422 of the Internal Revenue Code (the “Code”) and will be subject to restrictions contained in the Code or nonqualified stock options (“NQSOs”). The maximum number of shares of Company common stock that may be issued upon the exercise of ISOs may not exceed the total number of shares available for grant under the Plan as set forth above under “Shares Subject to the Plan”. Stock options may be granted for a term specified by the Committee, provided that no option may be exercisable after ten years from the date of grant. The Committee may accelerate the exercisability of any option or portion thereof at any time. The Committee may provide in the option agreement that all or a part of the shares received by an optionee upon the exercise of a NQSO shall be restricted shares subject to any or all of the restrictions or conditions described below.

Exercise Price. The exercise price for each Option will be determined by the Committee, but will not be less than 100% of the fair market value of a share of common stock on the date of grant. If an ISO is granted to a ten percent stockholder of the Company (as defined in the Plan), the exercise price will be at least 110% of the fair market value of a share on the date of grant.

Exercise of Options. The Committee determines when Options become exercisable and in its discretion may accelerate the vesting of any outstanding Option or extend the term of a NQSO option set to expire prior to ten years from the date of issuance. The means of payment for shares issued upon exercise of an Option are specified in each option agreement. The Plan permits payment to be made by cash, check, wire transfer, other shares of Company common stock and Options issued under the Plan. All payment methods other than payment of cash, check and wire transfer will be subject to such restrictions as may be established by the Committee or applicable law or the rules of any applicable stock exchange. The participant must pay any required tax withholding in cash at the time of exercise or the Company may make other arrangements for the payment of such withholding tax obligations, including withholding compensation otherwise due the participant or utilizing Company Stock due under the award.

Limits on Exercisability. No Option will be exercisable after the expiration of ten years from the date an Option is granted (five years with respect to an ISO held by an Optionee who is a ten percent stockholder of the Company). Options will be exercisable at such times as determined by the Committee. Unless otherwise specified at the time of grant of the Option, an Option will become exercisable as to one-third of the shares in the first year after grant, an additional one-third on the first anniversary of the date of grant and fully exercisable on the second anniversary of the date of grant. An option granted under the Plan will generally expire on the first to occur of: (i) conviction of a felony against the Company (ii) three (3) months after the date of a termination of employment or retention for any reason other than death or (ii) six (6) months after death of the optionee; provided that the Committee may specify in the document governing the option that an Option may be exercisable during a longer period. ISOs held by a participant under the Plan and any other plans of the Company may not become exercisable for the first time during any calendar year in excess of $100,000.

Stock Appreciation Rights

A stock appreciation right may be granted by the Compensation Committee in its discretion. The grant price for each stock appreciation right shall be determined by the Compensation Committee and shall be specified in the Award agreement, but in no event shall the grant price be less than the fair market value of the shares of common stock of the company on the date the stock appreciation right is granted. The term of the stock appreciation right shall be determined by the Compensation Committee and specified in the Award agreement, which relates to the stock appreciation right. No stock appreciation right will be exercised after the tenth anniversary from the date of its grant. Stock appreciation rights may be exercised subject to the terms and conditions the Compensation Committee imposes. Upon the exercise of a Stock Appreciation Right the participant is entitled to receive Company common stock valued at the time of exercise in the amount of the difference between the grant price of the exercised stock appreciation right and the fair market value of the shares at the time the stock appreciation right is exercised.

Restricted Stock

Shares of common stock may be granted by the Compensation Committee to an eligible employee and made subject to restrictions on sale, pledge or other transfer by the employee for a certain period (the restricted period). All shares of restricted stock will be subject to such restrictions as the Compensation Committee may provide in an Award agreement with the participant, including provisions obligating the participant to forfeit or resell the shares to us in the event of termination of employment. Participant’s rights with respect to such shares shall be subject to the restrictions provided in the Award agreement and the Plan.

Restricted Stock Units

A restricted stock unit represents the right to receive from us, on the respective scheduled vesting or payment date for such restricted stock unit, one share of common stock. An award of restricted stock units may be subject to forfeitability provisions and such other terms and conditions as the Compensation Committee may determine, subject to the provisions of the Plan.

Performance Shares and Performance Units

Shares of common stock may be granted by the Compensation Committee to an eligible employee and made subject to the achievement of pre-established performance goals for a specified period following the grant. which, depending on the extent to which such performance criteria are met in such performance period, will determine, in the manner set forth in the Award Agreement, the value and/or number of each Performance Share or Performance Unit that will be paid to the Participant. The pre-established performance goals will be based on any or a combination of the following business criteria applied to the Company as a whole, a Company division or a subsidiary: (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the Company’s common stock; (x) the growth in the value of an investment in the Company’s common stock assuming the reinvestment of dividends; and (xi) reducing costs of the Company, as evidenced by meeting or reducing budgeted expenses established by the Company. For purposes of item (i) above, extraordinary items shall mean all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board.

Stock Awards

Each stock award under the Plan will contain provisions regarding (1) the number of shares subject to such stock award or a formula for determining such number, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance criteria, if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retainable and vested, as applicable, (4) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Committee, (5) restrictions on the transferability of the stock award, and (6) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Committee. Such awards may be granted or sold in respect of past services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such participant.

New Plan Benefits

No awards have been granted under the Plan. Future grants of awards, if any, that will be made to eligible participants are subject to the discretion of the Compensation Committee and, therefore, it is not possible to determine the awards under the Plan that will be received by our executive officers and other participants if the Plan is approved by the stockholders.

Amendment, Suspension and Termination

The Plan may be amended, suspended, or terminated at any time or from time to time by the Committee, provided that (i) no such amendment or modification may, without written consent of the participant, alter or impair any rights or obligations under any outstanding awards under the Plan; and (ii) no amendment will be effective unless approved by the affirmative vote of the holders of a majority of shares of the Company present, or represented, and entitled to vote at a meeting of stockholders of the Company duly held within twelve months of the date of adoption where such amendment will: (a) increase the total number of shares reserved for the issuance under the Plan; or (b) materially change the standards of eligibility under the Plan; (c) materially increase the benefits which may accrue to participants under the Plan; or (d) result in the adoption of a new plan or require the approval of the stockholders under any applicable tax, regulatory or stock market requirement.

Subject to the foregoing, the Committee may amend, extend, modify or terminate any outstanding award with the participant’s written consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan.

Transfer Restrictions

Except as otherwise determined by the Committee, no award shall be assignable or transferable except by will or the laws of descent and distribution, and no right or interest of any participant shall be subject to any lien, obligation or liability of the participant.

Securities Law Compliance

In the event that the shares to be acquired pursuant to the Plan are not covered by a then current registration statement under the Securities Act of 1933 (the “Securities Act”), and is not otherwise exempt, such shares will be restricted against transfer to the extent required by the Securities Act and the Committee may require any participant to represent in writing an intention to invest, rather than distribute, the shares.

Miscellaneous Provisions

The adoption of the Plan will not affect any other compensation or incentive plans in effect for the Company or any subsidiary. Nothing in the Plan guarantees continued employment for any participating employee. The Company and its subsidiaries reserve the right to remove, terminate or discharge any employee at any time and for any reason.

Federal Income Tax Consequences of Stock Options

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

Tax Consequences to Participants

With respect to a non-qualified stock option (NQSO), in general: (i) no income will be recognized by an optionee at the time an NQSO is granted; (ii) at the time of exercise of an NQSO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of an NQSO, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

With respect to an incentive stock option (ISO), no income generally will be recognized by an optionee upon the grant or exercise of an ISO. However, any excess of the fair market value of the shares at the time of exercise over the option price will be subject to the alternative minimum tax. If no disposition of shares issued to an optionee is made within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares if a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Awards

Stock awards will generally be taxed as ordinary income when the participant receives the unrestricted right to the shares in the award. In the event the shares in the award are subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, the participant will not recognize ordinary income at the time of grant of the award. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture or becomes transferable. Upon a disposition of such shares by the participant, any difference between the sale price and the amount recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

The participant may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of the award) an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by an employee will be subject to tax withholding by the Company.

Payment of Withholding Taxes

We may withhold from any stock issuances under the Plan, or collect as a condition of payment, any taxes required by law to be withheld. With the Committee’s approval a participant may be allowed to satisfy his or her withholding tax obligation by electing to deliver currently owned shares of common stock or to have us withhold, from the shares the participant would otherwise receive, shares of common stock, in each case having a value equal to the minimum amount required to be withheld.

Tax Consequences to the Company

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the tests of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” under the Code and is not disallowed by Section 162(m) of the Code.

Vote Required

The affirmative vote of a majority of the shares of common stock present at the Annual Meeting and voting on the proposal is required to approve the 2007 Employee Stock Incentive Plan. Abstentions and broker non-votes will have the effect of a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE 2007 EMPLOYEE STOCK INCENTIVE PLAN.

PROPOSAL NO. 5

TO APPROVE THE 2007 EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors adopted the Employee Stock Purchase Plan (the “Purchase Plan”), subject to stockholder approval at the Annual Meeting. The Board of Directors believes that the Purchase Plan will be an attractive benefit that will help us compete for talented employees and, by enabling employees to share in our growth through the ownership of our stock, will provide an incentive to achieve excellent performance and will promote a closer identity of interest between participants and stockholders of the Company. By thus encouraging participants and promoting their continued association with the Company, the Purchase Plan is expected to benefit the Company and its stockholders. The following description is a brief summary of the Purchase Plan.

Shares Available for Purchase

The Purchase Plan authorizes the sale of up to 50,000 shares of the Company’s common stock. In the event of certain changes in the Company’s common stock such as recapitalization, reclassification, stock split, combination or exchange of shares, stock dividends or the like, appropriate adjustment will be made in the number and kind of shares available for sale under the Purchase Plan and the purchase price per share. The closing sale price of a share of our common stock on the NASDAQ Stock Market on September 5, 2007 was $6.13.

Either authorized and unissued shares or issued shares reacquired by the Company may be sold under the Purchase Plan. No offering may be made under the Purchase Plan after ten years from the approval of the Plan by the stockholders.

Administration

The Purchase Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company. The Committee has the full and exclusive power to construe, interpret and administer the Purchase Plan, including, but not limited to, the authority to designate the offering price and offering period of our common stock under the Purchase Plan, consistent with the terms of the Plan. The Committee is also authorized to adopt, amend and revoke rules relating to the administration of the Plan.

Purchase Plan Provisions

The Purchase Plan provides employees with the opportunity to purchase our common stock at a discount, primarily through payroll deductions or lump sum contributions. The Purchase Plan is designed to meet the requirements of Section 423 of the Internal Revenue Code, providing participants with tax advantages in buying and holding shares. The Purchase Plan is also designed to be non-compensatory under the provisions of FAS 123R so the Company would not recognize compensation expense from operation of the Purchase Plan.

Participation in the Purchase Plan is voluntary and open to all of our employees and employees of any of our subsidiaries who have been employees for at least six months, work at least 20 hours per week and at least five months per year, except that an employee who owns five percent or more of our common stock (determined under IRS regulations) may not participate. The Purchase Plan may prohibit the participation of highly compensated employees as defined in Section 414(q) of the Internal Revenue Code and applicable regulations if such exclusion does not effect the treatment of the Purchase Plan as non-compensatory under FAS 123R. No employee may accrue rights to purchase stock under all employee stock purchase plans of the Company at a rate that exceeds $25,000 (or such other maximum as may be prescribed from time to time under the Internal Revenue Code) of fair market value of such stock (determined at the offering date) for each calendar year in which the option is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Internal Revenue Code. Currently, approximately 400 employees are eligible to participate in the Purchase Plan.

The Purchase Plan is implemented by the Compensation Committee establishing consecutive offering periods after the Purchase Plan has been approved by the stockholders at the Annual Meeting. At the beginning of each offering period the Compensation Committee shall determine and announce the share purchase price of our common stock for the offering period and the length of the offering period. The share purchase price will not be less than (1) 95% of fair market value of our common stock on the first day of the offering period or (2) a discount from the market price on the first day of the offering period which does not exceed the per-share amount of share issuance costs that would have been incurred to raise a significant amount of capital by a public offering. The length of each offering period will not be more than 27 months.

An eligible employee who chooses to participate in the Purchase Plan will enroll prior to the beginning of the current offering period, but the Purchase Plan may be flexible in allowing the Committee to set the enrollment deadline at a date no later than 31 days after the beginning of an offering period. Enrollment will authorize the Company to withhold an amount not greater than 3% of employee’s gross compensation payable during the offering period which amount will be used to purchase common stock by the end of the offering period for the purchase price established at the beginning of the offering period.

Certain Tax Consequences of the Purchase Plan

We believe the following federal income tax consequences would apply to participation in the Purchase Plan:

(1) A participant’s payroll contributions are “after-tax” amounts, meaning they are taxable as ordinary income to the participant at the payroll date. No taxable income results to the participant upon the grant of a right to purchase or upon the purchase of shares for his or her account under the Purchase Plan.

(2) If the participant disposes of shares purchased in an offering period less than two years after the first day of the offering period or less than one year after the last day of the offering period, the participant will realize ordinary income in an amount equal to the fair market value of the shares on the date of purchase minus the amount of the participant’s payroll contributions used to purchase the shares.

(3) If the participant holds Purchase Plan shares for at least two years after the first day of the offering period and one year after the last day of the offering period, upon disposition of the shares the participant will realize ordinary income generally in an amount equal to the lesser of (i) the fair market value of the shares on the first day of the offering period minus the amount of the participant’s contributions used to purchase the shares or (ii) the fair market value of the shares on the date of disposition minus the amount of the participant’s contributions used to purchase the shares.

(4) In addition, the participant will realize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of the common stock and the participant’s “tax basis” in the common stock. This “tax basis” will be the purchase price plus the amount, if any, taxed to the participant as ordinary income, as described above.

(5) If the statutory holding period described in (2) and (3) above is satisfied, we will not receive any deduction for federal income tax purposes with respect to any discount in the sale price of the common stock to the participant. If the statutory holding period is not satisfied, we generally should be entitled to a tax deduction equal to the amount taxed to the participant as ordinary income.

This is only a general description of the application of federal income tax laws to the revised Purchase Plan, provided for the information of stockholders considering their vote on the proposal. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, a Purchase Plan participant should consult a tax advisor as to his or her individual circumstances.

New Plan Benefits

Because future benefits under the Purchase Plan will depend on the level of participation elected by eligible employees, the terms of future offerings set by the Committee, and market prices of our common stock, the amount of such future benefits cannot be determined at this time.

Vote Required

The affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting is required to approve the 2007 Employee Stock Purchase Plan. Abstentions and broker non-votes will have the effect of a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE 2007 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NO. 6

TO RATIFY THE SELECTION OF THE COMPANY’S INDEPENDENT AUDITOR FOR

THE YEAR ENDING DECEMBER 31, 2007

The Board of Directors is asking the stockholders to ratify the Audit Committee’s selection of McGladrey & Pullen LLP as the Company’s independent auditor for the fiscal year ending December 31, 2007. In the event the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection.

Representatives of McGladrey & Pullen LLP are expected to be present at the Annual Meeting in person or by conference telephone and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Tedder, James, Worden and Associates, PA was our independent auditor for the fiscal years ended December 31, 2006 and 2005. Representatives of Tedder, James, Worden and Associates, PA will not be present at the Annual Meeting.

Fees billed for services provided by our independent auditor for 2006 and 2005 were as follows:

	2006	2005
Audit Fees(1)	$93,200	$77,633
Audit-Related Fees(2)	—	38,450
Tax Fees(3)	5,000	5,000
All Other Fees(4)	7,174	14,268

Total	$105,374	$135,351

(1)	Audit fees represent fees for professional services provided by the independent auditor in connection with the audit of our financial statements and review of our quarterly financial statements for the stated years.
(2)	Audit-related fees
(3)	Tax fees principally included tax advice, tax planning and tax return preparation.
(4)	Other fees represent fees for professional services provided in connection with the annual stockholders’ meeting, transition-related costs and review of various SEC filing documents.

Vote Required

The affirmative vote of a majority of the shares of common stock present at the Annual Meeting and voting on the proposal is required to ratify the selection of the Company’s independent auditor for the year ended December 31, 2007. Abstentions and broker non-votes have no effect on the vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT AUDITOR FOR THE YEAR ENDING DECEMBER 31, 2007.

Audit Committee’s Pre-Approval Policies

The Audit Committee’s policy is to pre-approve all audit services and all permitted non-audit services (including the fees and terms thereof) to be provided by the Company’s independent auditor; provided, however, pre-approval requirements for non-audit services are not required if all such services (1) do not aggregate to more than five percent of total revenues paid by the Company to its accountant in the fiscal year when services are provided; (2) were not recognized as non-audit services at the time of the engagement; and (3) are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee.

The Audit Committee pre-approved all of the fees described above.

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining auditor independence.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with the Company’s management and Tedder, James, Worden & Associates, P.A. the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-KSB for the Company’s 2006 fiscal year. The Audit Committee has also discussed with Tedder, James, Worden & Associates, P.A. the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Audit Committee has received and reviewed the written disclosures and the letter from Tedder, James, Worden & Associates, P.A. required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with Tedder, James, Worden & Associates, P.A. its independence from the Company.

The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining auditor independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-KSB for its 2006 fiscal year for filing with the SEC.

Respectfully submitted,

Kenneth M. Cornell (Chairman)
Lamar Nash
Howard W. Kelley
Clark Schaffer

Changes of Independent Auditor

On June 11, 2007, we were advised that Tedder, James, Worden & Associates, P.A. had ceased the practice of public accounting and certain of its partners merged with McGladrey & Pullen, LLP. We considered this a resignation of Tedder, James, Worden & Associates, P.A. as our independent auditor. Neither our audit committee nor our board of directors recommended or approved the resignation of Tedder, James, Worden & Associates, P.A.

The audit reports of Tedder, James, Worden & Associates, P.A. on our consolidated financial statements as of and for the years ended December 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of our consolidated financial statements for each of the fiscal years ended December 31, 2006 and 2005 and through June 11, 2007 there were: (1) no disagreements between the Company and Tedder, James, Worden & Associates, P.A. on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Tedder, James, Worden & Associates, P.A. would have caused Tedder, James, Worden & Associates, P.A. to make reference to the subject matter of the disagreement in their reports on the Company’s financial statements for such years, and (2) no disagreements with Tedder, James, Worden & Associates, P.A., whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountant’s satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports.

A letter from Tedder, James, Worden & Associates, P.A. to the SEC indicating its agreement with the above disclosures has been filed as Exhibit 16.1 to the Company’s current report on Form 8-K filed on June 15, 2007.

On June 14, 2007, our Audit Committee appointed McGladrey & Pullen, LLP as our independent auditor. During our two most recent fiscal years and through June 11, 2007, neither the Company, nor anyone on its behalf, consulted with McGladrey & Pullen, LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or any matter that was either a subject of disagreement (as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instructions to that Item) or a reportable event (as described in Item 304(a)(1)(iv)(B) of Regulation S-B).

On December 8, 2005, the Audit Committee dismissed Rachlin Cohen & Holtz LLP (“Rachlin”) as the Company’s independent auditor.

The reports of Rachlin on the financial statements of the Company as of and for the years ended December 31, 2004 and December 31, 2003 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle; except that their reports on the Company’s financial statements as of and for each of the years ended December 31, 2004 and 2003 were modified to include an emphasis paragraph that notes that the Company is subject to certain risks and other matters.

During the fiscal years ended December 31, 2004 and 2003 and through December 8, 2005, there were no disagreements with Rachlin on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Rachlin, would have caused Rachlin to make reference thereto in its report on the Company’s financial statements for such years.

As described under Item 3 of the Company’s Form 10-QSB for the quarter ended September 30, 2005 (filed on November 15, 2005), Item 3 of the Company’s Form 10 QSB for the quarter ended June 30, 2005 (filed on August 15, 2005) and Item 8A of the Company’s Form 10 KSB/A for the year ended December 31, 2004 (filed on August 15, 2005), Rachlin advised the Company and the Company disclosed that it had a material weakness resulting from a deficiency in internal controls over the valuation and reporting of inventory, which resulted in a restatement of the Company’s December 31, 2004 financial statements.

A letter from Rachlin to the SEC indicating its agreement with the above disclosures has been filed as Exhibit 16.1 to the Company’s current report on Form 8-K filed on December 14, 2005.

The Company engaged Tedder, James, Worden & Associates, P.A. on December 14, 2005 as its new independent auditor for its fiscal year ended December 31, 2005. During the two most recent fiscal years and the subsequent interim period to December 14, 2005, neither the Company, nor anyone on its behalf, consulted with Tedder, James, Worden & Associates, P.A. regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

STOCKHOLDER PROPOSALS

The Company anticipates that it will hold its 2008 Annual Meeting of Stockholders on July 31, 2008. Any stockholder desiring to submit a proposal for action at the 2008 Annual Meeting of Stockholders and who wishes such proposal to appear in the Company’s Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s Corporate Secretary at its address shown above no later than April 3, 2008 in order to be considered for inclusion in the Company’s proxy statement relating to that meeting.

FINANCIAL INFORMATION AND ANNUAL REPORT ON FORM 10-KSB

The Company’s financial statements for the year ended December 31, 2006 are included in the Company’s 2006 Annual Report to Stockholders, which is being mailed to the Company’s stockholders with this Proxy Statement. Stockholders may obtain a copy of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and any exhibit included in the Form 10-KSB, without charge, by requesting it in writing from John H. Untereker, Corporate Secretary, American Electric Technologies, Inc., at 6410 Long Drive, Houston, TX 77087.

OTHER MATTERS

The Board of Directors is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors

October 3, 2007	/s/ John H. Untereker
Secretary

AMERICAN ELECTRIC TECHNOLOGIES, INC.

6410 Long Drive

Houston, Texas 77087

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Arthur G. Dauber and John H. Untereker, each of them acting individually, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all of the shares of Common Stock of American Electric Technologies, Inc. held of record by the undersigned on September 10, 2007 at the Annual Meeting of Stockholders to be held on November 7, 2007 or any adjournment or postponement thereof.

PROPOSAL NO. 1. Election of Directors.

For all nominees listed below: ☐

Withhold authority to vote all nominees listed below: ☐

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below:

Arthur G. Dauber	J. Hoke Peacock II	Stuart Schube	Paul N. Katz
Peter Menikoff	Howard W. Kelley	Lamar Nash

PROPOSAL NO. 2. To amend Article XII of our By-laws to allow the Board of Directors, as well as the stockholders, to amend the By-laws.

For ☐	Against ☐	Abstain ☐

PROPOSAL NO. 3. To approve the issuance of up to 120,000 shares of common stock in connection with the Non-Employee Directors’ Deferred Compensation Plan.

For ☐	Against ☐	Abstain ☐

PROPOSAL NO. 4. To approve the 2007 Employee Stock Incentive Compensation Plan.

For ☐	Against ☐	Abstain ☐

PROPOSAL NO. 5. To approve the 2007 Employee Stock Purchase Plan.

For ☐	Against ☐	Abstain ☐

PROPOSAL NO. 6. To ratify the selection of the Company’s independent auditor for the fiscal year ending December 31, 2007.

For ☐	Against ☐	Abstain ☐

In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees listed above and FOR Proposals 2, 3, 4, 5 and 6.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Dated:                     , 2007

(signature)

(signature, if held jointly)

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.